Exhibit (g)(1)(c)
SCHEDULE D
TO THE CUSTODIAN AGREEMENT BETWEEN
THE HIRTLE CALLAGHAN TRUST
AND STATE STREET BANK AND TRUST COMPANY
Effective as of December 10, 2009
Funds
The Value Equity Portfolio
The Growth Equity Portfolio
The Small Capitalization Equity Portfolio
The International Equity Portfolio
The Fixed Income Portfolio
The Fixed Income II Portfolio
The Fixed Income Opportunity Portfolio
The Short-Term Municipal Bond Portfolio
The Intermediate Term Municipal Bond Portfolio
The Institutional Value Equity Portfolio
The Institutional Growth Equity Portfolio
The Institutional Small Capitalization Equity Portfolio
The Institutional International Equity Portfolio
The Emerging Markets Portfolio
The Real Estate Securities Portfolio
The Commodities Securities Portfolio
The Intermediate Term Municipal Bond II Portfolio
Amended December 10, 2009 — Add The Commodities Securities Portfolio & The Intermediate Term Municipal Bond II Portfolio.